April 3, 2009

To the Board of Directors:

It has been amazing opportunity to serve the shareholders of Jones Soda for more then 15 years. The company that I founded on innovation, passion, and determination has achieved many notable successes and overcome numerous seemingly-insurmountable challenges during this period. These challenges were overcome by the employee’s and stakeholders who cared about our company and our brand. They embodied the slogan “run with the little guy” It has been a privilege and a honor to work with such great people.

That being said I am concerned with current direction of the company, and believe that it is time for me to pursue other interests.

Therefore I tender my resignation effective immediately.

I would like to wish the best for the entire Jones Soda Co family and thank you all for your support from the start of this adventure.

Always,
/s/ Peter van Stolk
Peter van Stolk